Exhibit 99.2 Sealed Air Corporation 2415 Cascade Pointe Blvd. Charlotte, NC 28208

SEALED AIR ANNOUNCES EXPIRATION AND RESULTS OF OFFER TO PURCHASE 6.50% NOTES DUE 2020

CHARLOTTE, N.C., November 21, 2019 - Sealed Air Corporation (“Sealed Air” or the “Company”) (NYSE: SEE) today announced that the previously announced cash tender offer (the “Tender Offer”) for any and all of its 6.50% notes due 2020 (the “Notes”) expired at 5:00 p.m. New York City time, on November 21, 2019 (the "Expiration Date"). According to information provided by D.F. King & Co., Inc., the Information and Tender Agent for the Tender Offer, $336,913,000 aggregate principal amount of the Notes, or 79.27% of the aggregate principal amount outstanding, were validly tendered at or prior to the expiration of the Tender Offer and not validly withdrawn. These amounts exclude $727,000 aggregate principal amount of the Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase, dated November 12, 2019 (the “Offer to Purchase”). The Tender Offer was made pursuant to the Offer to Purchase and the related Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery” and, together with the Offer to Purchase, the “Offer Documents”). The obligation of Sealed Air to accept the Notes tendered and to pay the consideration for the Notes is subject to satisfaction or waiver of certain conditions, which are more fully described in the Offer to Purchase. On November 26, 2019, which is the expected settlement date (the "Settlement Date") for the Tender Offer, Sealed Air expects to pay for Notes validly tendered and not validly withdrawn or delivered pursuant to the guaranteed delivery procedures described in the Offer to Purchase.
Holders of Notes accepted for purchase pursuant to the Tender Offer will receive the previously announced total consideration of $1,033.02 for each $1,000 principal amount of the Notes plus accrued and unpaid interest on Notes purchased up to, but not including, the Settlement Date. The Company intends to satisfy and discharge any outstanding Notes that are not tendered in the Tender Offer upon the terms and conditions set forth in the indenture governing the Notes.
Sealed Air has retained J.P. Morgan Securities LLC to act as exclusive Dealer Manager. D.F. King & Co., Inc. is the Information and Tender Agent in connection with the Tender Offer. For additional information regarding the terms of the Tender Offer, please contact: J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3424 (collect). Copies of the Offer Documents are available via the Tender Offer website at www.dfking.com/sealedair and requests for documents and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. by telephone at (212) 269-5550 (for banks and brokers only) or (877) 478-5040 (for all others toll-free) or by email at sealedair@dfking.com or to the Dealer Manager at its telephone numbers.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes nor is this announcement an offer to sell or a solicitation of an offer to purchase new debt securities. The Tender Offer was made solely pursuant to the Offer Documents, which set forth the complete terms and conditions of the Tender Offer. The Tender Offer is not being made to, nor will Sealed Air accept tenders of Notes from, holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Sealed Air
Sealed Air is in business to protect, to solve critical packaging challenges, and to leave our world better than we found it. Our portfolio of leading packaging solutions includes Cryovac® brand food packaging, Sealed Air® brand protective packaging, and Bubble Wrap® brand packaging, which collectively enable a safer, more efficient food supply chain and protect valuable goods shipped around the world. Sealed Air generated $4.7 billion in sales in 2018 and has approximately 15,500 employees who serve customers in 123 countries.

Website Information
We routinely post important information for investors on our website, sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-

looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.

The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, consumer preferences, the effects of animal and food-related health issues, pandemics, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our Annual Report on Form 10-K for the year ended December 31, 2018) (our "2018 10-K")), regulatory actions and legal matters, and the other information referenced in Part I, Item 1A, "Risk Factors", of our 2018 10-K as filed with the SEC, and as revised and updated by our 2019 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Company Contacts

Investor Relations
Lori Chaitman
lori.chaitman@sealedair.com
516.458.4455

Media
Christina Griffin
christina.griffin@sealedair.com
704.430.5742